ARTICLES OF INCORPORATION
                  (AS AMENDED THROUGH APRIL 10, 1997)

                                  OF

                        EFFICIENCY LODGE, INC.


                                  1.

          The name of the corporation is Efficiency Lodge, Inc.

                                  2.

          The object of said corporation is pecuniary gain and profit for itself and its shareholders.


                                  3.

          The general nature of the business or businesses to be transacted is as follows:

          To act as principal or agent in the operation of a general factoring and finance business. To buy, sell, own, trade, discount and invest in chattels, notes, accounts receivable and inventories of other companies, firms and individuals. To purchase, finance or discount commercial paper and warehouse receipts. To purchase or otherwise acquire open accounts receivable, notes, drafts and acceptances from other companies, firms and individuals. To purchase or otherwise acquire installment obligations, covering any and all sales of merchandise or other commodities. To own, operate, promote and invest in any plant, factory, business, or business enterprise. To buy, sell own and invest in real estate and personal property of all kinds, nature and description.

                                  4.

               [This Article no longer has legal effect]

                                  5.

          The maximum number of shares of stock shall be seven million five hundred thousand of the par value of ten cents per share, all of said stock being common voting stock and having such rights, powers

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and privileges as may be provided in the bylaws of the corporation.
The corporation may issue such portion of its capital stock as is deemed advisable, and may at its option hold any of said stock authorized but not issued in its treasury.

                                  6.

          The amount of capital with which the corporation shall begin business shall be not less than $17,250.00.

                                  7.

          The principal office and place of doing business of the corporation shall be in Fulton County, Georgia, but the corporation desires the privilege of doing business and/or establishing branch offices within or without the State of Georgia.

                                  8.

          Petitioners further desire that bylaws of the corporation shall be adopted by the common shareholders, and such bylaws shall provide for the officers of the corporation, the manner of their selection, and such other rules appropriate to the bylaws which have as their purpose the control and management of the corporation, including provisions whereby the bylaws may be amended, however, it is specifically set out that the minimum number of directors of the corporation shall be five (5).

                                  9.

                        [No longer applicable]

                                  10.

          The corporation desires to have and exercise all of the powers conferred by the laws of Georgia upon corporations and to do any and all things herein stated to the same extent as a natural person might or could do.